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                                                                      EXHIBIT 11



                              The Leap Group, Inc.

             STATEMENT REGARDING COMPUTATION OF PER-SHARE EARNINGS


                                                                                                      Three Months Ended April 30,
                                                                                                      ----------------------------
                                                                                                         1998           1997
                                                                                                         ----           ----
                                                                                                             (unaudited)
Net income/(loss)                                                                                    $    14,986    $(1,150,108)

Weighted average number of common
   shares outstanding during period                                                                   13,641,000     13,610,000

Net shares issuable upon exercise of
    dilutive outstanding stock options                                                                   220,000             --
                                                                                                     -----------     ----------
Shares used in Diluted per share
    calculation                                                                                       13,861,000     13,610,000

Basic earnings per common share                                                                            $0.00         $(0.08)

Diluted earnings per common share                                                                          $0.00         $(0.08)
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